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                                                                 EXHIBIT 99.B13

                              SUBSCRIPTION AGREEMENT
                                       FOR
                               INITIAL STOCKHOLDER



   This agreement (the "Subscription Agreement"), dated as of ________________, is between RCM Equity Funds, Inc. (the "Company") and the ____________________ (the "Stockholder").

   WHEREAS, Stockholder is a _________________________________________________;

   WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 Act");

   WHEREAS, Article IV(1)(a) of the Articles of Incorporation provides that there shall initially be one series of shares, designated as the "RCM Global Technology Fund" (the "Fund") consisting initially of 50,000,000 shares of capital stock ("Fund Shares");

   WHEREAS, the Fund is duly authorized to sell its shares;

   WHEREAS, the Stockholder has agreed to purchase from the Fund, ___________ shares of capital stock of the Fund (the "Shares") at a price of $10.00 per share;

   WHEREAS, the Board of Directors has received and reviewed the form of the Subscription Agreement with respect to the proposed sale of capital stock of the Fund to the Stockholder;

   NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

   1. The Fund hereby agrees to issue and sell to the Stockholder, and the Stockholder has agreed to purchase from the Fund, __________ Shares of the Fund (the "Shares") at a price of $_____ per share.

   2. The Stockholder represents and warrants that it is acquiring the Shares for investment for its own account as the sole beneficial owner thereof, and that the Shares are not being acquired with a view to or in connection with any resale, distribution, subdivision, or fractionalization of any or all of the Shares or any interest therein. The Stockholder further represents and warrants that it has not entered into any contract, undertaking, agreement, or arrangement with any person to sell, assign, transfer, pledge, hypothecate, or exchange all or any part of the Shares to any other person.

   3. The Stockholder hereby agrees that it will not sell, assign, transfer, pledge, hypothecate, or exchange all or any part of the Shares or any interest therein except upon repurchase or redemption by the Fund, unless and until (i) the Stockholder reasonably

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believes that such sale, assignment, transfer, pledge, hypothecation or exchange will not violate the provisions of the Securities act of 1933 (the "1933 Act") or any of the rules or regulation thereunder, and the Fund receives adequate notice of the Stockholder's intentions and does not object to such sale, assignment, transfer, pledge, hypothecation or exchange, or (ii) the Stockholder receives an opinion of counsel that such sale, assignment, transfer, pledge, hypothecation or exchange will not violated the provisions of the 1933 Act or any of the rules or regulations thereunder.

   4. The undersigned represents and warrants that he is __________ of the Stockholder and that he has all necessary owner and authority to execute this Subscription Agreement on behalf of the Stockholder and thereby to bind the Stockholder.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___ day of ___________________.



                                         RCM EQUITY FUNDS, INC.


                                         By: _____________________________

                                             Name:________________________

                                             Title:_______________________


                                         [name of stockholder]



                                         By: _____________________________

                                             Name:________________________

                                             Title:_______________________






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